McClatchy Reports Third Quarter 2011 Earnings

SACRAMENTO, Calif., Oct. 21, 2011 /PRNewswire/ -- The McClatchy Company (NYSE: MNI) today reported net income in the third quarter of 2011 of $9.4 million, or 11 cents per share. The company's earnings in the third quarter of 2010 were $11.9 million, or 14 cents per share.

Revenues in the third quarter of 2011 were $300.2 million, down 8.4% from revenues of $327.7 million in the third quarter of 2010. Advertising revenues were down 10.0% from 2010 and circulation revenues were down 3.5%.

Cash operating expenses in the third quarter, excluding restructuring costs, declined 7.9% from the 2010 third quarter. Operating cash flow, a non-GAAP measure, was $76.9 million, down 9.9% from the third quarter of 2010 (Non-GAAP measurements are discussed below).

Results in the third quarter of 2011 included the following items:

  Severance charges totaling $1.1 million ($0.6 million after-tax) related to continued restructuring of the company's newspaper operations.
  Non-cash impairment charges of $0.8 million ($0.5 million after-tax) recorded in other operating expenses primarily related to the value of assets sold for less than carrying value.
  A favorable adjustment totaling $0.7 million ($0.4 million after-tax) primarily related to the reversal of interest accruals resulting from the expiration of open tax years.

Income in the third quarter of 2011 excluding the net impact of these items was $10.0 million compared to earnings in the third quarter of 2010 adjusted for similarly unusual items of $10.6 million. (Non-GAAP measurements are discussed below).

First Nine Months Results:

Net income in the first nine months of 2011 was $12.4 million, or 14 cents per share. Income from continuing operations in the first nine months of 2010 was $17.4 million, or 20 cents per share. Total net income, including discontinued operations, was $21.4 million or 25 cents per share in the 2010 period.

Revenues in the first nine months of 2011 were down 8.7% to $918.2 million compared to $1.0 billion in 2010. Advertising revenues in the 2011 period were down 10.1%, and circulation revenues were down 4.1%.

Results in the first nine months of 2011 included the following items:

  Severance charges totaling $13.3 million ($7.2 million after-tax) related to continued restructuring of the company's newspaper operations.
  Non-cash impairment charges of $11.3 million ($7.2 million after-tax) recorded in other operating expenses primarily related to the value of real estate assets sold for less than carrying value.
  A loss on the extinguishment of debt totaling $2.5 million ($1.5 million after-tax) primarily reflecting the non-cash write-off of purchase accounting discounts related to bonds repurchased in the open market.
  A gain of $1.9 million ($1.2 million after-tax) for additional cash received on a previously sold internet asset.
  A favorable adjustment to the company's net income totaling $11.1 million for a tax settlement related primarily to state tax positions previously taken and the recognition of a loss carry-forward to reduce cash taxes due on the sale of land in Miami. The $11.1 million included a tax benefit of $8.4 million and $4.4 million ($2.7 million after-tax) of related interest expense.

Income in the first nine months of 2011 excluding the net impact of these items was $15.9 million compared to earnings in the first nine months of 2010 adjusted for similarly unusual items of $23.7 million. (Non-GAAP measurements are discussed below).

Management's Comments:

Commenting on McClatchy's third quarter results, Gary Pruitt, chairman and chief executive officer, said, "Advertising revenues were down 10.0% in the third quarter of 2011, in line with the trend so far this year. We saw some improvement in revenue trends late in the quarter: advertising revenue was down 10.4% in July, 10.8% in August and 8.7% in September.

"Our digital results include both digital sales bundled with print and digital advertising sold on a stand-alone basis. Our bundled sales have suffered with declines in print advertising causing total digital advertising to decline 0.4%, but we were pleased to see an increase of 9.2% in third quarter digital-only sales compared to the 2010 quarter. We continue to see good results from digital-only revenue initiatives, including our dealsaver™ group-buying product. Dealsaver™ offers exclusive, local daily deals to consumers, and we have launched it in all of our markets as of August 2011. In conjunction with our growing array of digital products, we are also expanding our digital-only sales forces to drive results. Digital-only revenues were helped by strong growth in national digital-only sales, which were up 20.4%; and automotive digital-only sales, which were up 24.8%. Digital advertising now represents 21.1% of our total advertising revenue compared to 19.0% in the third quarter of 2010.

"Audience trends are improving. Daily circulation declined 4.3% and Sunday circulation grew 2.0%. Sunday circulation is particularly significant as it drives much more advertising revenue than any other day of the week. Our Sunday newspapers are important to our readers in light of the in-depth news and analysis they include, and the value they provide in coupons and other advertising information that consumers need. Our digital traffic also continues to grow with daily average local unique visitors to our websites up 6.4% in the first nine months of 2011.

"Still, with advertising revenues down we remain vigilant in controlling costs. Cash expenses, excluding restructuring costs, were down 7.9% in the third quarter compared to a year ago, despite higher newsprint prices.

"Our valuable equity investments continued to prosper. Our share of income from all equity interests was $8.6 million in the third quarter and $21.3 million in the first nine months of 2011—up more than 60% from the third quarter 2010 and more than double their results in the first nine months of 2010. Much of the improvement in equity earnings came from our digital investments, including CareerBuilder and Classified Ventures. Classified Ventures operates two of the nation's premier classified websites: the auto website Cars.com and the rental site Apartments.com, both of which are profitable and growing internet businesses.

"As we look to the fourth quarter, we recognize that we have some pretty tough comparisons in October and November. But we expect our new digital initiatives to continue to pay off in the quarter and we will begin to cycle over the decline in national advertising that hit in December 2010 and persisted throughout 2011. Advertising revenue trends so far in October are in the same high single-digit range as September. We remain focused on controlling costs and expect to again reduce cash expenses in the fourth quarter in the high-single digits."

Pat Talamantes, McClatchy's chief financial officer, said, "We've completed several successful financial transactions this year that have allowed us to pay down debt while preserving cash flows. Our debt reduction efforts have been focused on the nearest-term maturities, including our 2014 bonds and our qualified defined benefit pension liability. The principal amount of our nearest debt maturity, the 2014 bonds, is now only $92.5 million, an amount that is quite manageable using internally generated cash flows. In fact, we reduced debt by nearly $115 million in the first nine months of 2011 to $1.660 billion and our leverage ratio at the end of the quarter was 4.7 times cash flow. We had approximately $17.2 million in cash on hand at the end of the quarter and coupled with the availability under our undrawn revolving credit facility we had $95.1 million of liquidity at the end of the quarter. We believe we have the runway to weather this stormy economic climate, even if it doesn't improve in the near term, and we will continue to focus on debt reduction to maintain our financial position."

Non-GAAP Financial Measures:

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release, the company has provided information regarding operating income, non-operating expenses and income, income taxes, and net income excluding certain items described in an attached schedule. In addition the company has presented operating cash flows (defined as operating income plus depreciation and amortization, restructuring related charges and other non-cash impairments) along with operating cash flow margins (operating cash flow divided by net revenues) that are reconciled to GAAP measures in the attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, provide useful information to investors by offering:

  the ability to make more meaningful period-to-period comparisons of the company's on-going operating results;
  the ability to better identify trends in the company's underlying business;
  a better understanding of how management plans and measures the company's underlying business; and
  An easier way to compare the company's most recent operating results against investor and analyst financial models.

Operating income, non-operating expenses and income, income taxes, and net income excluding certain items should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. Nor are operating cash flow and operating cash flow margins to be considered replacements for cash provided by operating activities as shown in the company's statement of cash flows included in our financial statements.

In addition, the company's statistical report, which summarizes revenue performance for the third fiscal quarter and first nine months of 2011, follows.

At noon, Eastern time, today, McClatchy will review its results in a conference call (877-278-1205 pass code 81674386) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy

The McClatchy Company is a leading news and information provider, offering a wide array of print and digital products in each of the markets it serves. As the third largest newspaper company in the country, McClatchy's operations include 30 daily newspapers, community newspapers, websites, mobile news and advertising, niche publications, direct marketing and direct mail services. The company's largest newspapers include The Miami Herald, The Sacramento Bee, Fort Worth Star-Telegram, The Kansas City Star, The Charlotte Observer and The News & Observer in Raleigh, N.C. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information:

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, cash flows, debt levels, as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the duration and depth of the economic recession; McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; McClatchy may not consummate contemplated transactions to enable debt reduction on anticipated terms or at all; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; decreased circulation and diminished revenues from retail, classified and national advertising; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 26, 2010, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

***THE McCLATCHY COMPANY***
CONSOLIDATED STATEMENT OF OPERATIONS(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended

	September 25,	September 26,	September 25,	September 26,
	2011	2010	2011	2010
REVENUES - NET:
Advertising	$ 224,222	$ 249,134	$ 685,357	$ 762,595
Circulation	64,071	66,383	195,382	203,735
Other	11,926	12,193	37,464	38,975
	300,219	327,710	918,203	1,005,305
OPERATING EXPENSES:
Compensation	108,751	126,574	352,843	394,144
Newsprint, supplements and printing expenses	35,238	32,962	107,561	97,925
Depreciation and amortization	29,618	32,651	91,202	100,373
Other operating expenses	81,169	85,184	255,566	258,836
	254,776	277,371	807,172	851,278

OPERATING INCOME	45,443	50,339	111,031	154,027

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(42,052)	(44,032)	(127,695)	(134,248)
Interest income	12	449	59	520
Equity income in unconsolidated companies, net	8,608	5,368	21,280	8,153
Loss on extinguishment of debt	(13)	-	(2,492)	(7,519)
Other - net	40	42	265	146
	(33,405)	(38,173)	(108,583)	(132,948)
INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAX PROVISION	12,038	12,166	2,448	21,079

INCOME TAX PROVISION (BENEFIT)	2,639	85	(9,936)	3,678

INCOME FROM CONTINUING OPERATIONS	9,399	12,081	12,384	17,401

INCOME (LOSS) FROM DISCONTINUED OPERATIONS -
NET OF INCOME TAXES	-	(161)	-	4,000

NET INCOME	$ 9,399	$ 11,920	$ 12,384	$ 21,401

NET INCOME PER COMMON SHARE:
Basic:
Income from continuing operations	$ 0.11	$ 0.14	$ 0.15	$ 0.20
Income from discontinued operation	-	-	-	0.05
Net income per share	$ 0.11	$ 0.14	$ 0.15	$ 0.25

Diluted:
Income from continuing operations	$ 0.11	$ 0.14	$ 0.14	$ 0.20
Income from discontinued operations	-	-	-	0.05
Net income per share	$ 0.11	$ 0.14	$ 0.14	$ 0.25

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	85,300	84,834	85,147	84,695
Diluted	86,064	85,458	86,002	85,443

***The McClatchy Company***
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 3
	Combined			Print Only			Digital

Revenues - Net:	2011	2010	% Change	2011	2010	% Change	2011	2010	% Change

Advertising
Retail	$114,575	$127,733	-10.3%	$95,645	$109,563	-12.7%	$18,930	$18,170	4.2%
National	17,231	21,808	-21.0%	12,834	16,418	-21.8%	4,397	5,390	-18.4%
Classified Total	62,279	70,893	-12.2%	38,350	46,996	-18.4%	23,929	23,897	0.1%
Automotive	19,938	20,956	-4.9%	10,172	12,473	-18.4%	9,766	8,483	15.1%
Real Estate	11,117	14,027	-20.7%	7,473	10,241	-27.0%	3,644	3,786	-3.8%
Employment	13,075	14,353	-8.9%	6,173	6,635	-7.0%	6,900	7,718	-10.6%
Other	18,149	21,557	-15.8%	14,532	17,648	-17.7%	3,619	3,910	-7.4%
Direct Marketing	29,927	28,456	5.2%	29,927	28,456	5.2%
Other Advertising	210	244	-13.9%	210	244	-13.9%
Total Advertising	$224,222	$249,134	-10.0%	$176,966	$201,677	-12.3%	$47,256	$47,457	-0.4%

Circulation	64,071	66,383	-3.5%
Other	11,926	12,193	-2.2%
Total Revenues	$300,219	$327,710	-8.4%

Advertising Revenues by Market:
California	$39,128	$44,347	-11.8%	$31,118	$36,410	-14.5%	$8,010	$7,937	0.9%
Florida	30,461	33,061	-7.9%	24,563	26,846	-8.5%	5,898	6,215	-5.1%
Texas	24,733	28,662	-13.7%	19,467	23,452	-17.0%	5,266	5,210	1.1%
Southeast	65,942	72,703	-9.3%	51,455	58,791	-12.5%	14,487	13,912	4.1%
Midwest	38,769	42,367	-8.5%	30,257	33,855	-10.6%	8,512	8,512	0.0%
Northwest	25,128	27,978	-10.2%	20,106	22,323	-9.9%	5,022	5,655	-11.2%
Other	61	16	281.3%	0	0	0.0%	61	16	281.3%
Total Advertising	$224,222	$249,134	-10.0%	$176,966	$201,677	-12.3%	$47,256	$47,457	-0.4%

Advertising Statistics for Dailies:
Full Run ROP Linage				4,503.1	4,928.7	-8.6%

Millions of Preprints Distributed				1,163.2	1,281.9	-9.3%

Average Paid Circulation:*
Daily				1,952.8	2,040.7	-4.3%
Sunday				2,728.8	2,674.7	2.0%

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

***The McClatchy Company***
Consolidated Statistical Report
(In thousands, except for preprints)

	September Year-to-Date
	Combined			Print Only			Digital

Revenues - Net:	2011	2010	% Change	2011	2010	% Change	2011	2010	% Change

Advertising
Retail	$349,953	$392,033	-10.7%	$295,186	$338,959	-12.9%	$54,767	$53,074	3.2%
National	53,867	71,067	-24.2%	39,717	54,559	-27.2%	14,150	16,508	-14.3%
Classified Total	192,726	214,330	-10.1%	121,325	145,117	-16.4%	71,401	69,213	3.2%
Automotive	61,194	62,579	-2.2%	32,889	38,871	-15.4%	28,305	23,708	19.4%
Real Estate	34,564	43,258	-20.1%	23,620	32,273	-26.8%	10,944	10,985	-0.4%
Employment	40,555	43,284	-6.3%	19,324	20,169	-4.2%	21,231	23,117	-8.2%
Other	56,413	65,209	-13.5%	45,493	53,804	-15.4%	10,920	11,404	-4.2%
Direct Marketing	88,196	84,166	4.8%	88,196	84,166	4.8%
Other Advertising	615	999	-38.4%	615	999	-38.4%
Total Advertising	$685,357	$762,595	-10.1%	$545,039	$623,800	-12.6%	$140,318	$138,795	1.1%

Circulation	195,382	203,735	-4.1%
Other	37,464	38,975	-3.9%
Total Revenues	$918,203	$1,005,305	-8.7%

Advertising Revenues by Market:
California	$119,319	$136,988	-12.9%	$95,655	$113,668	-15.8%	$23,664	$23,319	1.5%
Florida	96,266	107,187	-10.2%	77,714	88,073	-11.8%	18,552	19,113	-2.9%
Texas	77,120	86,429	-10.8%	61,357	71,514	-14.2%	15,763	14,916	5.7%
Southeast	198,664	220,597	-9.9%	156,856	179,720	-12.7%	41,808	40,878	2.3%
Midwest	117,691	127,260	-7.5%	92,632	102,601	-9.7%	25,059	24,659	1.6%
Northwest	76,198	84,082	-9.4%	60,825	68,224	-10.8%	15,373	15,858	-3.1%
Other	99	52	90.4%	0	0	0.0%	99	52	90.4%
Total Advertising	$685,357	$762,595	-10.1%	$545,039	$623,800	-12.6%	$140,318	$138,795	1.1%

Advertising Statistics for Dailies:
Full Run ROP Linage				13,787.4	14,993.8	-8.0%

Millions of Preprints Distributed				3,510.9	3,776.1	-7.0%

Average Paid Circulation:*
Daily				2,056.4	2,137.9	-3.8%
Sunday				2,758.9	2,761.2	-0.1%

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

***THE McCLATCHY COMPANY***
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Operating Income to Operating Cash Flows

	Three Months Ended		Nine Months Ended
	Sept. 25,	Sept. 26,	Sept. 25,	Sept. 26,
	2011	2010	2011	2010
REVENUES - NET:
Advertising	$ 224,222	$ 249,134	$ 685,357	$ 762,595
Circulation	64,071	66,383	195,382	203,735
Other	11,926	12,193	37,464	38,975
	300,219	327,710	918,203	1,005,305
OPERATING EXPENSES:
Compensation excluding restructuring charges	107,662	124,198	339,591	387,336
Newsprint and supplements	35,238	32,962	107,561	97,925
Other cash operating expenses	80,408	85,184	244,241	258,836
Cash operating expenses excluding
restructuring charges	223,308	242,344	691,393	744,097
Restructuring related compensation	1,089	2,376	13,252	6,808
Impairment charges related to asset sales	761	-	11,325	-
Depreciation and amortization	29,618	30,203	91,202	97,925
Total operating expenses	254,776	274,923	807,172	848,830

OPERATING INCOME	45,443	52,787	111,031	156,475
Add back:
Depreciation and amortization	29,618	30,203	91,202	97,925
Restructuring related compensation charges	1,089	2,376	13,252	6,808
Impairment charges related to asset sales	761	-	11,325	-
OPERATING CASH FLOW	$ 76,911	$ 85,366	$ 226,810	$ 261,208

OPERATING CASH FLOW MARGIN	25.6%	26.0%	24.7%	26.0%

Reconciliation of Net Income to Adjusted Net Income

Net income from continuing operations	$ 9,399	$ 12,081	$ 12,384	$ 17,401

Add back certain items, net of tax:
Loss (gain) on extinguishment of debt	8	-	1,538	4,726
Restructuring related charges	580	1,292	7,160	3,700
Loss on sale of equity investments	-	(150)	-	61
Gain on sale of internet asset	-	-	(1,207)	-
Accelerated depreciation on equipment	-	-	-	1,841
Non-cash impairments	459	-	7,166	-
Reversal of interest on tax items	(421)	(452)	(2,734)	(452)
Certain discrete tax items	-	(2,187)	(8,398)	(3,621)
Adjusted income from continuing operations	$ 10,025	$ 10,584	$ 15,909	$ 23,656

CONTACT: investors, Elaine Lintecum, +1-916-321-1846, elintecum@mcclatchy.com, or, Ryan Kimball, +1-916-321-1849, rkimball@mcclatchy.com